Exhibit 99.1

UNFI Unveils New “Fuel the Future” Growth Plan
at Virtual 2021 Investor Day

PROVIDENCE, R.I.--(BUSINESS WIRE)--June 24, 2021, United Natural Foods, Inc. (NYSE: UNFI) today unveiled its new growth strategy, outlining the pillars of its “Fuel the Future” plan and its focus on increasing market share through network optimization, stronger innovation, and an enhanced customer experience during the Company’s virtual Investor Day event.

“UNFI has built a tremendous customer base, we have amazing associates, and we’re truly excited by our Fuel the Future strategy, which will help guide the next chapter of our growth,” said UNFI Chairman and Chief Executive Officer, Steven Spinner. “I’m proud of all the work and success we’ve had under our prior Build-out-the-Store strategy, which widely expanded our offerings and strengthened our core business. Our new plan builds off that work, elevating us to the next level and focusing our efforts on making our customers stronger, our supply chain better, and our food solutions more inspired.”

During the investor event, members of UNFI’s leadership team shared details of Fuel the Future, composed of six pillars that work together to deliver the “FUTURE” by advancing key areas of the UNFI business. Highlights of the plan include:

•Fulfill Power in Scale – optimizing UNFI’s far-reaching distribution network, maximizing capacity, and simplifying operations with higher levels of standardization, and making investments in technology.

•Unlock Customer Experience – expanding the Company’s portfolio of brands, products, and services while offering more tailored solutions to help UNFI’s customers grow.

•Taste the Future – investing in existing, high-margin growth platforms such as Brands+, Services, eCommerce and Fresh, as well as developing new sources of revenue that further complement UNFI’s core wholesale business.

•UNFI Pride – focusing on UNFI’s people to deliver on: UNFI’s core value of safety in the workplace, as well as continuing our unique culture and enhancing the overall associate experience; embracing and growing diversity of background, thought, and approach; and UNFI’s bold commitments toward climate change and food insecurity and injustice, among others.

•Retail Optimization – advancing the retail business through greater investment in store upgrades, eCommerce, and digital platforms combined with new sites that will contribute to growth.

•Earn Results – driving sustainable growth and stakeholder value, with the Fuel the Future plan helping deliver fiscal 2024 financial results, which are expected to include sales of over $30 billion; adjusted EBITDA of over $900 million; and earnings per share (EPS) of over $5.25.

UNFI Investor Day Webcast
Presenters at the UNFI 2021 Investor Day virtual event were: Chairman & CEO Steve Spinner, President Chris Testa, COO Eric Dorne, CFO John Howard, CMO Amanda Helming, Cub CEO Mike Stigers, Director of Sustainability and Social Impact Alisha Real, and Vice President of Diversity Guillaume Bagal.

Video highlights from the Investor Day event for use by media can be downloaded here.

A replay of the entire event is available at the investor section of UNFI’s website at: www.UNFI.com.

About United Natural Foods, Inc.
UNFI is North America's premier food wholesaler delivering the widest variety of products to customer locations throughout North America including natural product superstores, independent retailers, conventional supermarket chains, ecommerce retailers, and food service customers. By providing this deeper ‘full-store’ selection and compelling brands for every aisle, UNFI is uniquely positioned to deliver great food, more choices, and fresh thinking to customers everywhere. Today, UNFI is the largest publicly traded grocery distributor in America. To learn more about how UNFI is Moving Food Forward, visit www.unfi.com.

Investor Contact
Steve Bloomquist
952-828-4144
steve.j.bloomquist@unfi.com
Media Contact
Jeff Swanson
952-903-1645
jeffrey.s.swanson@unfi.com

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “seek,” “should,” “will,” and “would,” or similar words. The risks and uncertainties which could impact these statements are described in UNFI’s filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K for the year ended August 1, 2020 filed with the Securities and Exchange Commission (the “SEC”) on September 29, 2020, and other filings UNFI makes with the SEC, and include, but are not limited to, the impact and duration of the COVID-19 outbreak; UNFI’s dependence on principal customers; UNFI’s sensitivity to general economic conditions including changes in disposable income levels and consumer spending trends; UNFI’s ability to realize anticipated benefits of its acquisitions and dispositions, in particular, its acquisition of SUPERVALU; UNFI’s reliance on the continued growth in sales of higher margin natural and organic foods and non-food products in comparison to lower margin conventional grocery products; increased competition in UNFI’s industry as a result of increased distribution of natural, organic and specialty products and direct distribution of those products by large retailers and online distributors; the possibility that restructuring, asset impairment, and other charges and costs we may incur in connection with the sale or closure of our retail operations will exceed our current expectations; increased competition as a result of continuing consolidation of retailers in the natural product industry and the growth of supernatural chains; the addition or loss of significant customers or material changes to UNFI’s relationships with these customers; union-organizing activities that could cause labor relations difficulties and increased costs; UNFI’s ability to operate, and rely on third parties to operate reliable and secure technology systems; the relatively low margins of UNFI’s business; moderated supplier promotional activity, including decreased forward buying opportunities; UNFI’s ability to timely and successfully deploy its warehouse management system throughout its distribution centers and its transportation management system across UNFI and to achieve efficiencies and cost savings from these efforts; the potential for additional asset impairment charges; UNFI’s sensitivity to inflationary and deflationary pressures; the potential for disruptions in UNFI’s supply chain or its distribution capabilities by circumstances beyond its control, including a health epidemic; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; volatility in fuel costs; volatility in foreign exchange rates; and UNFI’s ability to identify and successfully complete asset or business acquisitions. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Except as otherwise may be required by law, UNFI is not undertaking to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or actual operating results.

Reconciliation of projected fiscal 2024 net income to Adjusted EBITDA ($’s in millions)

Net income attributable to UNFI	$350
Provision for income taxes	105
Net interest expense	120
Depreciation and amortization	300
Share-based compensation	45
Net periodic benefit income, excluding service costs	(20)
Adjusted EBITDA	$900